Exhibit 10.42

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the company treats as private or confidential. Brackets with triple asterisks denote omissions.

This RECEIVABLES PURCHASE AGREEMENT (as the same now or hereafter exists, this “Agreement”), dated as of May 19, 2025, among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation (“Take-Two”), ZYNGA INC., a Delaware corporation (“Zynga” and together with Take-Two and any entity that may hereafter become party hereto as a seller, in each case together with its successors and permitted assigns, individually a “Seller” and collectively the “Sellers”), the financial institutions party hereto as purchasers from time to time (in each case together with its successors and permitted assigns, individually a “Purchaser” and collectively the “Purchasers”), and WELLS FARGO BANK, N.A., a national banking association as a Purchaser and as administrative agent for the Purchasers (together with its successors and assigns, “Administrative Agent”).
Sellers from time to time wish to sell certain of their Eligible Receivables to one or more Purchasers, and Administrative Agent, may, from time to time, purchase on behalf of such Purchasers, at such Purchaser’s sole discretion, such Eligible Receivables upon the terms set forth in this Agreement.
Accordingly, the parties agree as follows:
Section 1.Definitions. The following terms have the respective meanings indicated below:
“Acceptance” has the meaning set forth in Section 2.1(d)(i).
“Account Debtor” means each Person that is a buyer of goods and/or services from a Seller and that is listed on Exhibit A, together with each additional Person that may be added as an “Account Debtor” from time to time by an Exhibit Update.
“Additional Seller Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit D hereto or otherwise in a form reasonably acceptable to the Administrative Agent, pursuant to which an Additional Seller agrees to become a Seller under this Agreement.
“Additional Seller” means a subsidiary of Take-Two organized in any Applicable Jurisdiction from time to time designated by Take-Two to the Administrative Agent as a “Seller” with respect to the Receivables, in accordance with Section 10.14. Once a subsidiary has become an Additional Seller in accordance with Section 10.14, it shall be a Seller under this Agreement and will have all rights and obligations applicable to Sellers under this Agreement.
“Adjusted Net Invoice Amount” means, as to any Purchased Receivable, the Net Invoice Amount multiplied by the Applicable Percentage.
“Administrative Agent Payment Account” means [***].
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations, or ordinances in any jurisdiction in which a Seller is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which a Seller is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Jurisdiction” means the United States (including any state thereof and the District of Columbia), the United Kingdom, Switzerland and any other jurisdiction reasonably approved by the Administrative Agent (such acceptance not to be unreasonably withheld or delayed).
“Applicable Percentage” means, with respect to Purchased Receivables of an Account Debtor, the percentage listed on Exhibit A as the “Applicable Percentage” for such Account Debtor.
“Applicable Rate” means, for any Purchased Receivable, initially Term SOFR for such Purchased Receivable and, from and after a Benchmark Transition Event and its related Benchmark Replacement Date, the Benchmark, as of the Purchase Date of such Purchased Receivable, for a tenor or interest period of approximately the same length as the Applicable Tenor for such Purchased Receivable or, if the administrator of such Benchmark (or the published component used in the calculation thereof) does not publish such Benchmark for such Applicable Tenor, a rate per annum for such Applicable Tenor calculated by Administrative Agent by interpolation (using its generally applicable interpolation policies) of the Benchmark rates actually published by such administrator.
“Applicable Spread” means, with respect to Purchased Receivables of an Account Debtor, the rate per annum listed on Exhibit A as the “Applicable Spread” for such Account Debtor.
“Applicable Tenor” means, with respect to any Purchased Receivable, the tenor, as set forth under the heading “Applicable Tenor” in the definition of Term SOFR, corresponding to the Discount Period for such Purchased Receivable.
“Benchmark” means, initially, the Term SOFR Reference Rate for the Applicable Tenor; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.7.
“Benchmark Replacement” means the sum of: (i) the alternate reference rate that has been selected by Administrative Agent as the replacement for the then-current Benchmark, giving due consideration to the following: (A) any selection or recommendation by the Relevant Governmental Body at such time for a replacement reference rate; the mechanism for determining such a rate; or the methodology or conventions applicable to such alternate reference rate; or (B) any evolving or then-prevailing market convention for determining an alternate reference rate as a replacement to the then-current Benchmark or the methodology or conventions applicable to such rate, for U.S. dollar-denominated syndicated or bilateral credit facilities and (ii) the related Benchmark Replacement Adjustment; provided, however, that during any period of time that the Benchmark Replacement as determined as provided above would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any Applicable Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (a) any selection or recommendation by the Relevant Governmental Body at such time of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which each tenor of such Benchmark (or the published component used in the calculation thereof) that would permit the determination of such Benchmark for usage as set forth herein has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if tenors sufficient to be utilized for any interpolation prescribed in the definition of such Benchmark (or such component thereof) continue to be provided on such date.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide a tenor of such Benchmark (or such component thereof) that would permit the determination of such Benchmark for usage as set forth herein; or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that no tenor of such Benchmark that would permit the determination of such Benchmark for usage as set forth herein is, or as of a specified future date will be, representative.
“Benchmark Transition Start Date” means, with respect to a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Buffer Period” means, with respect to Purchased Receivables of an Account Debtor, the number of days listed on Exhibit A as the “Buffer Period” for such Account Debtor, as such period may be adjusted for future purchases by agreement between Administrative Agent, acting on behalf of Purchasers, and Sellers from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Change of Control” means the occurrence of any of the following: (a) the sale, lease or transfer of all or substantially all of the assets of any Seller; or (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) any Seller; or (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than a majority of the aggregate voting stock of any Seller by way of merger or consolidation or otherwise.
“Closing Date” means the date first written above on which each party hereto has duly executed this Agreement.
“Collection Account” means such bank accounts identified in writing by Sellers to Administrative Agent, and approved in writing by Administrative Agent to Sellers (such approval not to be unreasonably delayed or withheld), from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collections” means all cash collections, including wire transfers, ACH credits, SWIFT transfers and other cash proceeds of or received by a Seller in connection with any Receivable.

“Competitor” means (i) any Person identified as a “competitor” in writing to the Administrative Agent from time to time; and (ii) any Affiliate of any Person referred to in clause (i) above that is identified by name in writing to the Administrative Agent from time to time or that is reasonably identifiable as an Affiliate on the basis of its name.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Applicable Tenor” (or any component definition thereof) or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates, the applicability and length of lookback periods and other technical, administrative, or operational matters) that Administrative Agent decides, in consultation with the Sellers, may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement or to permit the use and administration of Term SOFR or a Benchmark Replacement by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Contract” means an agreement between a Seller and an Account Debtor, or an invoice sent by a Seller to an Account Debtor, pursuant to which a Receivable shall arise, or which otherwise evidences a Receivable.
“Credit Agreement” means that certain Credit Agreement, dated as of May 23, 2022, by and among Take-Two, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent, as amended, supplemented or otherwise modified from time to time.
“Defaulting Participating Purchaser” shall have the meaning set forth in Section 2.1(f)(iii).
“Deferred Payment” means, as to any Purchased Receivable, all amounts collected or received by Purchaser (if any) from such Purchased Receivable in excess of the Adjusted Net Invoice Amount of such Purchased Receivable.
“Discount” means, for any Purchased Receivable determined as of its related Purchase Date, an amount (expressed in U.S. Dollars) equal to (a) the product of (i) the Discount Rate with respect to the applicable Account Debtor and (ii) the Adjusted Net Invoice Amount, multiplied by (b) the quotient of (i) the Discount Period, and (ii) 360.
“Discount Period” means, with respect to any Purchased Receivable (a) the number of days between the Purchase Date (counting such day for the purposes of this determination) and the Due Date of such Receivable as set forth in the Offer; plus (b) the Buffer Period.
“Discount Rate” means, as to any Purchased Receivable, the sum of the then per annum Applicable Rate plus the Applicable Spread.

“Dispute” means, with respect to any Receivable, any dispute, offset, defense or claim with respect to payments, arising out of or in connection with such Receivable or any other transaction related thereto, or otherwise asserted by or against the Account Debtor of such Receivable in accordance with the terms of the applicable Contract. The term “Dispute” does not include non-payment of a Receivable by the Account Debtor due solely and exclusively to an Insolvency Event with respect to such Account Debtor.
“Dollars” and the symbol “$” shall each mean the lawful currency of the United States of America.
“Due Date” means, with respect to any Receivable, the date set forth in the Offer for such Receivable, which is the date on which payment in full is due pursuant to any applicable Contract that evidences such Receivable.
“Eligible Receivable” means a Receivable that is payable and owing by an Account Debtor and that, as of the applicable Purchase Date of such Receivable, satisfies all of the following requirements:
(a)(i) such Receivable is evidenced by an invoice that has been issued to such Account Debtor, has not been rejected in whole or in part by such Account Debtor and by its terms is due and payable on its Due Date, and (ii) the Due Date of such Receivable is no later than the Maximum Days from the earlier of the invoice date or Purchase Date of such Receivable;
(b)the applicable Seller has good and marketable title to such Receivable free and clear of any Lien (other than a Lien in favor of Administrative Agent for the benefit of Participating Purchasers and inchoate tax Liens);
(c)upon such purchase by Administrative Agent for the benefit of Participating Purchasers, has acquired valid ownership of such Purchased Receivable senior and prior to all other Persons;
(d)such Receivable constitutes a bona fide, unconditional, legal, valid, and binding payment obligation of such Account Debtor, enforceable against such Account Debtor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);
(e)the applicable Seller has delivered to such Account Debtor all property or performed all services required to be so delivered or performed giving rise to such Receivable, and such Account Debtor has not rejected any of such property or services and the payments due with respect to such Receivable are not contingent upon such Seller’s fulfillment of any further obligation;
(f)the applicable Account Debtor is not in default in the performance of any material terms and conditions of the Contract applicable to such Receivable;
(g)each Contract relating to such Receivable, is legal, valid, and in full force and effect; all right, title and interest in and to the Receivable is freely transferable to Administrative Agent by assignment; such Account Debtor has completed all inspection and approvals for which it is entitled and not rejected any of the property delivered or services performed in respect of such Receivable;

(h)no Repurchase Event exists on such Purchase Date with respect to such Receivable;
(i)such Receivable is not past its Due Date;
(j)Administrative Agent has received true and correct copies of all documentation required or requested prior to the Purchase Date with respect to such Receivable;
(k)such Receivable and any related Contract under which it arises comply with the requirements of all applicable laws, rules, regulations, or orders of any governmental authority and do not contravene any agreement binding upon any Seller;
(l)the obligations of such Account Debtor in respect of such Receivable have not been prepaid in whole or in part and are not subject to a deposit, and no credits are available that may be applied to such Receivable by such Account Debtor;
(m)such Receivable (a) does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery, or any other return basis, (b) does not relate to payments of interest, and (c) has not been offered to a Purchaser for purchase more than once;
(n)such Receivable is not evidenced by or arising under any lease;
(o)[Reserved];
(p)such Receivable is denominated in U.S. Dollars;
(q)no further action, including any filing or recording of any document or any notice to, license from or approval from any governmental authority is necessary in order to establish the ownership interest of Administrative Agent, for the benefit of Participating Purchasers, effected by the sale of such Receivable pursuant to this Agreement or to permit Administrative Agent to service, enforce, or otherwise collect such Receivable from the related Account Debtor;
(r)as of the related Purchase Date, immediately prior to the sale of such Receivable hereunder, Sellers have not sold, assigned, pledged, or otherwise transferred such Receivable owed by the Account Debtor to any Person other than Administrative Agent, for the benefit of Participating Purchasers; and
(s)as of the related Purchase Date, no Insolvency Event has occurred with respect to the related Account Debtor.
“Exhibit Update” means an exhibit update agreement executed by Sellers and Administrative Agent from time to time in substantially the form of Exhibit B.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Final Collection Date” means the date following the termination of this Agreement on which Administrative Agent has received (i) all Collections owing on the Purchased Receivables and (ii) all payments, if any, required to be paid by a Seller under this Agreement or any other Transaction Document, including with respect to Repurchase Events and Indemnified Amounts (other than contingent obligations for which no claim has been asserted).
“Floor” means a per annum rate of zero percent (0%).
“GAAP” means, as of any date, generally accepted accounting principles of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, and, when used with respect to a Seller, means such principles as applied by such Person in the preparation of the financial statements of such Person and its consolidated subsidiaries included in its annual report on Form 10-K filed with the SEC applied on a consistent basis.
“Indemnified Amounts” shall have the meaning set forth in Section 8.1.
“Indemnified Party” shall have the meaning set forth in Section 8.1.
“Initial Payment” means, as to any Purchased Receivable purchased on any Purchase Date, an amount equal to (i) the Adjusted Net Invoice Amount minus (ii) the Discount, all as calculated on the Platform and Posted with each Offer or, in the event such Offer is not made through the Platform but is instead made through a Purchase Request, all as calculated pursuant to the Purchase Request.
“Insolvency Event” means, with respect to any Person, the existence of any of the following: (a) any general assignment of the assets of such Person for the benefit of its creditors, (b) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (c) any proceeding shall be instituted by or against such Person under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person, seeking to adjudicate it as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or any proceeding is instituted seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for all or substantially all of its property), (d) the commencement by such Person of a voluntary case under any applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (e) such Person is not Solvent, or (f) such Person shall take any action to authorize any of the actions set forth in (a), (b) and (d) above in this definition.
“Lien” means any lien, charge, deed of trust, mortgage, security interest (including, with respect to Receivables, any ownership interest), tax lien, pledge, hypothecation, assignment, preference, priority, other encumbrance, or any other type of preferential arrangement of any kind, in the nature of a security interest, by or with any Person (including any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, provided that “Lien” shall not include any banker’s lien or any other claim that a depositary bank may have against or in any deposit accounts or funds therein.
“Material Adverse Change” means (a) a material adverse change in the ability (whether financial, legal, or otherwise) of any Seller to comply with and fulfill its obligations under any of the Transaction Documents, (b) the impairment of the validity or enforceability of, or the material rights, remedies or benefits available to, Administrative Agent under any of the Transaction Documents, or (c) the occurrence of a Change of Control.
“Material Adverse Effect” means a circumstance or condition that would reasonably be expected to materially and adversely affect (i) the business, financial condition or operations of the Sellers (taken as a whole) (ii) the ability of the Sellers (taken as a whole) to perform their respective obligations under this Agreement or (iii) the material rights and remedies of the Administrative Agent under this Agreement taken as a whole, including the legality, validity, binding effect or enforceability of this Agreement.
“Maximum Days” means, with respect to any Receivable due from an Account Debtor, the number of days designated as the “Maximum Days” for such Account Debtor as set forth on Exhibit A.
“Net Invoice Amount” means, as to any Receivable (or any portion thereof), an amount that is payable by Account Debtor of such Receivable on the Due Date thereof and equal to the face value payable by such Account Debtor of the applicable invoice related to such Receivable (or such portion thereof) net of any dilution, discounts, credits, or other allowances shown on such invoice and agreed to prior to the applicable Purchase Date.
“Notification Date” means, with respect to any Purchased Receivable, the date that is thirty (30) days after its Due Date.
“Notification Event” means, with respect to any Purchased Receivable, the occurrence of any of the following: (a) such Purchased Receivable is not paid in full on or before the Notification Date thereof, (b) an Insolvency Event with respect to the Account Debtor of such Purchased Receivable or with respect to any Seller, (c) a Material Adverse Change that adversely affects the collectability of such Purchased Receivables or any rights of Administrative Agent as the owner of such Purchased Receivables (other than a Material Adverse Change with respect to the Administrative Agent) or (d) a Termination Event; provided, that, solely with respect to the foregoing clause (c), a Notification Event shall not be deemed to have occurred until Administrative Agent provides the applicable Seller with written notice of such Material Adverse Change and provides the applicable Seller with five (5) Business Days from the date of such written notification to consult with Administrative Agent on the circumstances surrounding such Material Adverse Change.
“Offer” means (a) the Posting by a Seller to the Platform of an “EDI 810” file (or any similar submission protocol established by the Platform Manager under the Platform from time to time) or (b) the delivery by a Seller to Administrative Agent of a Purchase Request in accordance with the terms hereof.
“Outstanding Purchase Price” means, at any date of determination with respect to all Purchased Receivables or any specified individual or group of Purchased Receivables, an amount equal to the aggregate amount of the Purchase Prices paid by Administrative Agent on behalf of Participating

Purchasers with respect to such Purchased Receivables minus the aggregate amount of all Collections with respect to such Purchased Receivables remitted or deposited to the Administrative Agent Payment Account.
“Overdue Payment Rate” means 2% per annum above the Discount Rate applicable to such Purchased Receivable outstanding at such time.
“Participating Purchaser” has the meaning set forth in Section 2.1(d)(i).
“Participant’s Facility Share” shall mean, with respect to (i) Wells Fargo Bank, N.A., $215,000,000, as such amount is modified from time to time, and (ii) with respect to any other Purchaser, the amount specified in the applicable assignment and assumption agreement under which it becomes a Purchaser hereunder, as such amount is modified from time to time.
“Person” or “person” means any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.
“Platform” means, collectively, the website used by the Platform Manager, the related software, or any electronic data interchange utilized by Administrative Agent and Sellers to conduct the purchase and sale of Receivables under this Agreement, including the submission of Offers by a Seller and the notification of settlements and Receivables tracking.
“Platform Manager” means Wells Fargo Bank, N.A., or its designee, in its capacity as provider and manager of the Platform.
“Post”, “Posting”, or “Posted” means the input and submission of data, a directive, a system response, or any other intended electronic communication on the Platform by Sellers or Administrative Agent (provided certain Postings occur as an automated process on the Platform).
“Pro Rata Share” shall mean, with respect to any Purchaser, (i) with respect to each Purchase Request, an amount (expressed as a percentage) equal to (x) the Purchaser’s Facility Share of such Purchaser, divided by (y) the aggregate Purchaser’s Facility Shares of all of the Purchasers, subject to the provisions of Section 2.1(d)(i), (ii) with respect to any Purchased Receivable, an amount (expressed as a percentage) equal to (x) that portion of the Purchase Price of such Purchased Receivable paid by such Purchaser, divided by (y) the Purchase Price of such Purchased Receivable paid by all of the Purchasers, and (iii) for all other purposes under this Agreement, an amount (expressed as a percentage) equal to (x) the aggregate Purchase Prices of all Purchased Receivables paid by such Purchaser, divided by (y) the aggregate Purchase Prices of all Purchased Receivables paid by all of the Purchasers.
“Purchase Date” means, as to any Receivable, the date Administrative Agent, on behalf of Participating Purchasers, remits the Initial Payment for such Receivable.
“Purchase Limit” means (i) with respect to any Account Debtor, the amount listed on Exhibit A, and (ii) with respect to all Purchased Receivables, $215,000,000.

“Purchase Price” means, as to any Purchased Receivable purchased on any Purchase Date an amount equal to the Initial Payment plus the Deferred Payment, as such Initial Payment is as calculated on the Platform and Posted with each Offer or, in the event such Offer is not made through the Platform but is instead made through a Purchase Request, as calculated pursuant to the Purchase Request.
“Purchase Request” means a written request from a Seller to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, that Administrative Agent, on behalf of Purchasers, purchase from such Seller the Eligible Receivables described in such written request.
“Purchased Receivable” has the meaning set forth in Section 2.1(f).
“Receivables” means all accounts, instruments, documents, contract rights, general intangibles and chattel paper (as such terms are defined in the UCC), proceeds of insurance, and all other forms of payment obligations owing to a Seller by an Account Debtor, whether now existing or hereafter created, in each case, that represent obligations of an Account Debtor arising out of such Seller’s sale and delivery of goods or services, together with all Related Assets, and with respect to each of the foregoing, all proceeds thereof.
“Records” means all of each Seller’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, sales orders, credit memos, ledger cards, statements, correspondence, memoranda, credit files, and other data relating to the Receivables, including any Related Assets, or any Account Debtor, together with the storage devices (including electronic data and information) in or on which the foregoing are stored (including any rights of Sellers with respect to the foregoing maintained with or by any other Person).
“Related Assets” means, with respect to any Receivable, (a) all of the applicable Seller’s interest in any goods, relating to any sale giving rise to such Receivable; (b) all rights to enforce payment of such Receivable under the related Contract; (c) all instruments and chattel paper that may evidence such Receivable; (d) all guaranties, insurance, and other agreements or arrangements of whatever character from time to time supporting payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; (e) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements describing any collateral securing such Receivable; and (f) all books, records, and other information (including computer programs, tapes, discs, punch cards, data processing software, and related property and rights) directly relating to such Receivable and the applicable Account Debtor.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.
“Repurchase Event” means, as to any Purchased Receivable, the occurrence of any of the following (a) such Purchased Receivable was not an Eligible Receivable at the time of purchase by Administrative Agent, for the benefit of Participating Purchasers, hereunder; (b) Sellers fail to perform or observe, in any material respect, any covenant set forth in this Agreement with respect to such Purchased Receivable; (c) the breach in any material respect of any representation or warranty made by any Seller in any of the Transaction Documents with respect to such Purchased Receivable; (d) [reserved]; (e) [reserved]; (f) [reserved]; (g) [reserved]; (h) such Purchased Receivable is unpaid, in whole or in part, on the Notification Date except to the extent the Account Debtor thereof is at any time from and after the Purchase Date subject to an Insolvency Event; (i) a Dispute is asserted with respect to such Purchased Receivable; or (j) the failure by any Seller to deliver to Administrative Agent any True Up Report when due with respect to such Purchased Receivable.
“Repurchase Price” means, as to any Purchased Receivable subject to a Repurchase Event or repurchased by a Seller from Administrative Agent hereunder, an amount equal to (a) the portion of the Purchase Price already paid by Administrative Agent, for the benefit of Participating Purchasers, for such Purchased Receivable, net of any Collections or other payments received by Administrative Agent with respect to such Purchased Receivable, plus (b) the Discount for such Purchased Receivable, plus (c) all other amounts then payable by the Sellers under the Transaction Documents with respect to such Purchased Receivable as of the date on which such Purchased Receivable is repurchased.
“Required Purchasers” means, at any time, the Purchasers of which represent more than fifty percent (50%) of the Outstanding Purchase Price.
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authority with jurisdiction over a Seller.
“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any lists of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of or subject to any comprehensive territorial or country-based Sanctions program (currently, Cuba, Iran, North Korea, Syria, and the occupied Crimea, Donetsk, and Luhansk regions of Ukraine), (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of or subject to Sanctions, including vessels and aircraft, that are blocked under any Sanctions program.
“SEC” means the Securities and Exchange Commission.
“Seller’s Account” means (i) [***], and (ii) such other bank account identified in writing by Seller to Administrative Agent, and approved in writing from Administrative Agent to Seller, from time to time.
“Settlement Date” means, for any Purchased Receivable, five (5) Business Days, or such other date as agreed upon by Administrative Agent and the Sellers, after Administrative Agent, for the benefit of Participating Purchasers, receives, in good collected funds, payment in full of the Net Invoice Amount of such Purchased Receivable.
“Settlement Payment” has the meaning set forth in Section 6.2(k).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means with respect to such Person as at any date of determination, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person on a consolidated basis (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) that such Person is able to pay its debts as they become due and (d) that such Person maintains reasonably sufficient capital to carry on its business consistent with its practices as of the date hereof.
“Term SOFR” means, for any Purchased Receivable, (a) if the Term SOFR Administrator publishes the Term SOFR Reference Rate for the Applicable Tenor corresponding to the Discount Period for such Purchased Receivable, the Term SOFR Reference Rate for such Applicable Tenor on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the Purchase Date, as such rate is published by the Term SOFR Administrator or (b) if the Term SOFR Administrator does not publish the Term SOFR Reference Rate for the Applicable Tenor corresponding to the Discount Period for such Receivable, a rate per annum for such Applicable Tenor calculated by Administrative Agent (using its generally applicable interpolation policies) by interpolation of the Term SOFR Reference Rates actually published by the Term SOFR Administrator for different Applicable Tenors on the Term SOFR Determination Day, as such rates are published by the Term SOFR Administrator; provided, however, that (i) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, the Term SOFR Reference Rate for an Applicable Tenor with respect to which the Term SOFR Administrator publishes a Term SOFR Reference Rate has not been so published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such Applicable Tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such Applicable Tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day and (ii) if Term SOFR determined as provided above (including pursuant to clause (i) of this proviso) with respect to any Purchase Date would be less than the Floor, then Term SOFR shall be deemed to be the Floor:

Discount Period	Applicable Tenor	Term SOFR Source
0-30 days	1 Month	Published by the Term SOFR Administrator
31-60 days	2 Month	Interpolated by Administrative Agent
61-90 days	3 Month	Published by the Term SOFR Administrator
91-120 days	4 Month	Interpolated by Administrative Agent

Discount Period	Applicable Tenor	Term SOFR Source
121-150 days	5 Month	Interpolated by Administrative Agent
151-180 days	6 Month	Published by the Term SOFR Administrator
181-210 days	7 Month	Interpolated by Administrative Agent
211-240 days	8 Month	Interpolated by Administrative Agent
241-270 days	9 Month	Interpolated by Administrative Agent
271-300 days	10 Month	Interpolated by Administrative Agent
301-330 days	11 Month	Interpolated by Administrative Agent
331-365 days	12 Month	Published by the Term SOFR Administrator, when operationally available at Administrative Agent

For purposes of clarity, (i) if the Discount Period is 62 days, Term SOFR shall be calculated pursuant to clause (a) above for an Applicable Tenor of three months and (ii) if the Discount Period is 95 days, Term SOFR shall be calculated pursuant to clause (b) above for an Applicable Tenor of four months. Each determination of Term SOFR shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Event” has the meaning set forth in Section 7.1(b).
“Transaction Documents” means, collectively, the following (as the same now or hereafter exist): (a) this Agreement; (b) any guaranty or performance undertaking executed by any Person in favor of Administrative Agent for the benefit of the Purchasers with respect to the obligations of the Sellers under this Agreement; (c) each Offer; (d) each Additional Seller Joinder Agreement; and (e) all other documents expressly identified as “Transaction Documents” to be executed and delivered in connection with any of the foregoing.
“True Up Report” shall have the meaning set forth in Exhibit C.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Section 2.Purchase and Sale of Receivables
2.1Purchase and Sale
(a)Subject to the terms and conditions of this Agreement, each Seller hereby offers to sell to Administrative Agent, for the Purchasers, one or more Eligible Receivables of such Seller by submitting Offers hereunder. Each Offer by a Seller shall constitute a representation and warranty by Sellers to Administrative Agent and Purchasers that each of the representations and warranties made by each Seller in this Agreement and each of the other Transaction Documents is true and correct in all material respects as of the date of such Offer (or, with respect to any representation or warranty that speaks as to a particular date or period, as of that particular date or period). Each Offer shall be made by Posting such Offer to the Platform; provided, that, in the event the Platform Manager determines that the Platform is unavailable for Postings for any reason or in any event at Administrative Agent’s discretion, Sellers may continue to offer Eligible Receivables for purchase by Administrative Agent for the Purchasers by submitting to Administrative Agent a Purchase Request. Each Purchase Request shall constitute a Posting and an Offer for all purposes of this Agreement.
(b)Prior to 8:00 a.m. New York time at least two (2) Business Days prior to a Purchase Date on which the Seller intends for the Administrative Agent, on behalf of the Purchasers, to purchase Eligible Receivables, the Administrative Agent shall have received an Offer for the Eligible Receivables to be sold on such Purchase Date, which the Administrative Agent shall promptly, and if received by 8:00 a.m. New York time on the day of receipt thereof from the Seller, by no later than 11:00 a.m. New York time on such date, transmit to each Purchaser, together with an estimate prepared by the Administrative Agent of the Purchase Price for such Eligible Receivables, and the Pro Rata Share of each such Purchaser.
(c)No later than 2:00 p.m. New York time on the second (2nd) Business Day prior to such Purchase Date, each Purchaser shall notify the Administrative Agent of whether it has agreed, in its sole discretion, to purchase the Eligible Receivables set forth in the applicable Offer on the next Purchase Date; provided, if any Purchaser fails to promptly notify the Administrative Agent of its decision to purchase any Eligible Receivable, such Purchaser shall be deemed to have decided to not purchase its Pro Rata Share of such Eligible Receivables.
(d)No later than 2:30 p.m. New York time two (2) Business Days prior to such Purchase Date:
(i)     the Administrative Agent shall notify the Seller of the Purchasers that shall purchase the applicable Eligible Receivables on such Purchase Date (each, a “Participating Purchaser”), which notice shall have attached thereto a list of the applicable Eligible Receivables subject to such Offer that such Participating Purchasers are willing to purchase (such list, an “Acceptance”); provided, if, in accordance with Section 2.1(c), the aggregate amount to be paid by the applicable Participating Purchasers is less than the Purchase Price for the Eligible Receivables set forth in the applicable Offer, then the Administrative Agent shall, in its reasonable determination, reduce the number of Eligible Receivables subject to such Acceptance so that the Purchase Price thereof shall be equal to or less than the amount to be paid by the applicable Participating Purchasers; and

(e)(ii) the Administrative Agent shall calculate the Purchase Price for such Eligible Receivables and promptly send such calculation together with the applicable Acceptance to the Seller and each of the Participating Purchasers, together with the Pro Rata Share of each of such Participating Purchaser (giving effect to Section 2.1(c); provided, each Participating Purchaser shall have the right, but not the obligation, to increase the Dollar amount of its share of the Purchase Price above the Dollar amount of its Pro Rata Share of the Purchase Price for such Eligible Receivables as indicated to the Administrative Agent in accordance with Section 2.1(d)(i) by delivering to the Administrative Agent before 3:00 p.m. New York time two (2) Business Days prior to such Purchase Date such Participating Purchaser’s confirmation of such increased amount and upon receipt thereof, the Administrative Agent shall revise the Acceptance, which revision shall be determined by the Administrative Agent in its reasonable discretion and giving Pro Rata Share effect to each such Participating Purchaser’s confirmation, and promptly send the revised Acceptance to the Seller and each of the Participating Purchasers, together with the Pro Rata Share of each of such Participating Purchaser (giving effect to this proviso).
(f)Administrative Agent shall, as consideration for the sale and assignment to Administrative Agent, for the benefit of Participating Purchasers, of the Eligible Receivable(s) subject to such Offer, pay to the applicable Seller on behalf of the Participating Purchasers the Purchase Price therefor in accordance with this Agreement. The Initial Payment of the Purchase Price for an Eligible Receivable set forth in an Offer that is subject to an Acceptance shall be paid to the applicable Seller’s Account at the time of such Acceptance. The Deferred Payment of the Purchase Price for an Eligible Receivable subject to Acceptance by Administrative Agent shall be paid to the applicable Seller’s Account on the Settlement Date of such Eligible Receivable.
(g)With respect to each purchase of an Eligible Receivable on a Purchase Date:
(i)Each Participating Purchaser shall make its Pro Rata Share of (x) the Initial Payment for the Eligible Receivables to be purchased by the Administrative Agent, for the benefit of such Participating Purchasers, on such Purchase Date available to the Administrative Agent not later than 11:00 a.m. New York time on such Purchase Date by wire transfer of same day funds in Dollars, to the Administrative Agent Payment Account; and (y) the Deferred Payment for the Purchased Receivables on the applicable Settlement Date available to the Administrative Agent not later than 11:00 a.m. New York time on such Settlement Date by wire transfer of same day funds in Dollars, to the Administrative Agent Payment Account.
(ii)Upon receipt of the amounts set forth in Section 2.1(f)(i), the Administrative Agent, on behalf of such Participating Purchasers, shall pay the Initial Payment to the Seller for the Eligible Receivables sold to the Administrative Agent, on behalf of such Participating Purchasers, on such Purchase Date by 3:00 p.m. New York time on such Purchase Date. Subject to the foregoing, (i) the Administrative Agent, on behalf of such Participating Purchasers, shall purchase from the Seller on the applicable Purchase Date, each Eligible Receivable described in the Acceptance or

Revised Acceptance, as applicable (such Receivables, once sold and purchased, “Purchased Receivables”), and (ii) in consideration of the payment by the Administrative Agent, on behalf of such Participating Purchasers, on such Purchase Date, to the Seller of the Initial Payment for each such Receivable, the Seller shall on the Purchase Date be deemed to have sold, assigned and transferred to the Administrative Agent, for the benefit of such Participating Purchasers, all of the Seller’s right, title and interest in and to such Receivable as absolute and sole legal and beneficial owner thereof; provided, notwithstanding anything herein to the contrary, unless and until the Administrative Agent shall have received each such Participating Purchaser’s Pro Rata Share of the applicable Initial Payment in connection with any requested purchase of Eligible Receivable in accordance with Section 2.1(f), neither the Administrative Agent nor any other such Participating Purchaser shall have any obligation to make any purchase of any Receivable.
(iii)In the event that any Participating Purchaser (a “Defaulting Participating Purchaser”) fails to make its Pro Rata Share of the Initial Payment (or any portion thereof) available to the Administrative Agent on a Purchase Date in accordance with Section 2.1(f)(i) or its Pro Rata Share of the Deferred Payment for a Purchased Receivable on a Settlement Date in accordance with Section 2.1(f)(i) (any such amount, the “Defaulted Share”), the Administrative Agent shall revise the applicable Acceptance (a “Revised Acceptance”) (which Revised Acceptance must be acceptable to the applicable Seller) to determine the Eligible Receivables that shall be acquired by the non-Defaulting Participating Purchasers on such Purchase Date or Settlement Date, as the case may be (which revision shall be determined by the Administrative Agent in its reasonable discretion). The Purchase Price thereof shall be equal or less than the aggregate amount funded by such non-Defaulting Participating Purchasers in accordance with Section 2.1(f)(i), and the Administrative Agent shall promptly send such Revised Acceptance to the Seller and each of the non-Defaulting Participating Purchasers. The Administrative Agent shall return any amount funded by such non- Defaulting Participating Purchasers in excess of the Purchase Price paid with respect to any Revised Acceptance prior to the close of business on such Purchase Date or Settlement Date, as the case may be, to each non-Defaulting Participating Purchaser, and each Defaulting Participating Purchaser (and not the Seller) shall be liable to each such non-Defaulting Participating Purchaser for any amount determined in accordance with Section 2.1(i) on account of the return of such amount to such non-Defaulting Participating Purchaser.
(h)The Administrative Agent, on behalf of the Participating Purchasers, shall purchase each Purchased Receivable hereunder on a Purchase Date in accordance with the Participating Purchasers’ respective Pro Rata Shares; provided, no Participating Purchaser’s Pro Rata Share of the then Outstanding Purchasing Price (after giving effect to such purchase) as of such Purchase Date shall exceed such Participant’s Facility Share as of such date (unless previously agreed to in writing by such Participating Purchaser).
(i)The Administrative Agent and each Participating Purchaser may keep records of all purchases and evidence of the dates and amounts of purchases and the applicable Discount Rate in effect from time to time. Such records shall be presumptive evidence but the failure to record any purchase shall not limit or otherwise affect any obligations of the Seller hereunder to make payments on the Purchased Eligible Receivable when due; provided, in the event of any inconsistency between the Administrative Agent’s records and any Participating Purchaser’s records, the recordations in the Administrative Agent’s records shall govern.
2.2No Commitment to Purchase; No Liability. Sellers shall have no obligation to Offer or sell any Receivables and Administrative Agent and Purchasers shall have no obligation to accept, via Acceptance or otherwise, any Offer or otherwise to purchase any Receivable from any Seller and this Agreement does not constitute a commitment on the part of Administrative Agent or any Purchasers to make any such purchase. No such obligation or commitment with respect to any Offer or Receivable shall be implied by any act or omission of Administrative Agent or any Purchaser, or on their respective behalf, other than the payment by Administrative Agent, on behalf of Purchasers, to the applicable Seller of the Initial Payment of the Purchase Price for such Purchased Receivable in accordance with the terms hereof. Administrative Agent and Purchasers shall have no liability to any Seller or to any other Person for declining to accept any Offer hereunder and no obligation or commitment to make purchases shall be implied by an act or omission of Administrative Agent or any Purchasers or any course of dealings in connection with purchases made hereunder.
2.3Purchase Limit. Without limiting the uncommitted nature of the agreement of Administrative Agent and Purchasers to purchase Receivables hereunder and subject to Section 2.1(g), Sellers acknowledge and agree that Administrative Agent and Purchasers shall not be obligated to purchase any Receivables offered for sale hereunder if, immediately following the sale and purchase of such Receivables, (a) the Outstanding Purchase Price of all Purchased Receivables would exceed the Purchase Limit or (b) the Outstanding Purchase Price of Purchased Receivables owing by any Account Debtor would exceed such Account Debtor’s Purchase Limit. In the event that, after giving effect to Acceptance of an Offer, the Outstanding Purchase Price would exceed any Purchase Limit, such Acceptance shall only be effective as to the amount of those Receivables (as identified by Administrative Agent and promptly notified in writing to the Sellers) that would not cause the Outstanding Purchase Price to exceed any such Purchase Limit.
2.4No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Receivables under this Agreement shall be without recourse to Sellers. Purchasers shall be responsible for the non-payment of any Purchased Receivable to the extent resulting solely from, and shall bear the losses resulting solely from, an Insolvency Event of the applicable Account Debtor of such Purchased Receivable.
2.5No Assumption of Obligations Relating to Receivables or Contracts. Administrative Agent and Purchasers shall not have any obligation or liability to any Account Debtor (including any obligation under any Contract or any other related agreements).
2.6True Sales.
(a)Sellers, Administrative Agent and Purchasers have structured the transactions contemplated by this Agreement as a sale and intend the transfer and conveyance of Purchased Receivables hereunder to be absolute and irrevocable true sales by Sellers to Administrative Agent for the benefit of Participating Purchasers, that provide Administrative Agent, for the benefit of Participating Purchasers, with the full benefits and burdens of ownership of the Purchased Receivables. Neither Sellers, Administrative Agent nor Purchasers intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Administrative Agent or Purchasers to Sellers. Sellers, Administrative Agent and Purchasers shall treat the transactions hereunder as true sales for all purposes under applicable law and GAAP, including, in their respective books, records, computer files, tax returns (federal, state, local and foreign), and regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Sellers will advise all Persons inquiring about the ownership of the Purchased Receivables that all Purchased Receivables have been sold to Administrative Agent for the benefit of Participating Purchasers.
(b)If, notwithstanding the intention of the parties expressed in this Section 2.6, the transfer and conveyance by Sellers to Administrative Agent, for the benefit of Participating Purchasers, of Purchased Receivables hereunder shall be characterized by a court of competent jurisdiction as a secured loan and not a sale, then this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, each Seller hereby grants Administrative Agent, for the benefit of itself and Participating Purchasers, a security interest in all of such Seller’s right, title and interest in, to and under the Purchased Receivables, all Collections and all Proceeds thereof, in each case to secure the timely payment and performance by Sellers of all amounts and any other obligations owing to Administrative Agent and Purchasers hereunder. In the event this Agreement shall be characterized as a security agreement, Administrative Agent, for the benefit of Participating Purchasers, shall have, in addition to the rights and remedies which it may have under this Agreement, all the rights and remedies provided to a secured creditor under the UCC and applicable law, which rights and remedies shall be cumulative.
2.7Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has Posted such proposed amendment to Sellers. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.7(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. For the avoidance of doubt, Conforming Changes shall be effective with respect to all Receivables purchased by Administrative Agent hereunder thereafter.
(c)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Sellers and Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Administrative Agent’ reasonable discretion and without consent from any other party to this Agreement or any other Transaction Document.
2.8Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. Administrative Agent will promptly notify the Sellers and Purchasers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.9Joint and Several Obligations. Each Seller shall be jointly and severally liable for the obligations of each other Seller under this Agreement and the other Transaction Documents. Each Seller agrees that its obligations hereunder are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of all Sellers’ obligations under this Agreement and the other Transaction Documents. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount paid hereunder in respect hereof is rescinded or must otherwise be returned by Administrative Agent or any Purchaser on the insolvency, bankruptcy, or reorganization of any Seller or otherwise, all as though the payment had not been made. In order to enforce its rights or remedies against such other Seller, Administrative Agent and Purchasers shall not be required to exhaust any right or remedy or take any action against a Seller or any other person or entity or any collateral. Each Seller agrees that, as between a Seller, on the one hand, and Administrative Agent and Purchasers on the other hand, such other Seller’s obligations hereunder shall be payable notwithstanding any stay, injunction, or other prohibition which may prevent, delay or vitiate payment by any Seller.

Section 3.Repurchase Event; Collateral Security
3.1Repurchase Event.
(a)Upon the existence of a Repurchase Event with respect to a Purchased Receivable, Administrative Agent, for the benefit of Participating Purchasers, may, upon notice to the applicable Seller, require such Seller to repurchase from Participating Purchasers such Purchased Receivable. In the event Administrative Agent notifies a Seller of the election of Administrative Agent, for the benefit of Participating Purchasers, to require such Seller to repurchase from Participating Purchasers a Purchased Receivable subject to a Repurchase Event (a “Repurchase Notice”), such Seller shall pay the Repurchase Price for such Purchased Receivable to the Administrative Agent Payment Account, for the Pro Rata Share benefit of Participating Purchasers, in immediately available funds, by no later than the third Business Day immediately following such Repurchase Notice. Upon the payment in full of the Repurchase Price with respect to a Purchased Receivable, such Purchased Receivable shall hereby be, and be deemed to be, repurchased by the applicable Seller from Purchasers without recourse to or warranty by Administrative Agent or Purchasers, and Administrative Agent and Participating Purchasers shall have no further obligation to pay any remaining portion of the Purchase Price for such Receivable.
(b)Notwithstanding anything herein to the contrary, to the extent that a Repurchase Event is caused by a Claim by an Account Debtor to setoff or offset against a Purchased Receivable, any Seller, in its sole discretion, may cure such Repurchase Event caused by such setoff or offset by making a cash payment to Purchaser equal to the amount of such setoff or offset (the “Cure Amount”); provided, however, that to the extent that the applicable Account Debtor subsequently makes a payment to Sellers or Administrative Agent in excess of the Net Invoice Amount minus the Cure Amount, the Administrative Agent shall promptly remit to Sellers (or if delivered to Sellers, Sellers shall be entitled to retain) such excess, up to the Cure Amount.
3.2Collateral Security. As collateral security for each Seller’s existing and future payment obligations hereunder, obligations to repurchase and pay the Repurchase Price for Purchased Receivables subject to a Repurchase Event, each Seller hereby grants to Administrative Agent, for the benefit of Participating Purchasers, a Lien on and against all of the Purchased Receivables and Related Assets.
Section 4.Representations and Warranties.
Each Seller hereby represents and warrants to Administrative Agent and Purchasers as of the date hereof and each Purchase Date:
4.1Organization and Good Standing. It is duly organized and validly existing and in good standing under the laws of its state of incorporation or organization, as applicable, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
4.2Due Qualification. It is duly licensed or qualified to do business and it has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing, qualification, or approvals, except to the extent the failure to obtain such license, qualifications or approvals would not reasonably be expected to cause a Material Adverse Effect.
4.3Power and Authority; Due Authorization. It has (a) all necessary power, authority, and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and (ii) to own, sell, transfer, and assign Receivables on the terms and subject to the conditions herein and therein provided; (b) duly authorized the execution and delivery of the Transaction Documents to which it is a party, the sale and transfer of Receivables hereunder, the Postings by Seller hereunder, and the performance of obligations of Seller under the Transaction Documents; and (c) has duly executed and delivered this Agreement.
4.4Valid Sale; Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by Sellers, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of Sellers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether enforcement is sought by proceedings in equity or at law). Each transfer of Receivables by Sellers to Administrative Agent, for the benefit of Participating Purchasers, pursuant to this Agreement shall constitute a valid sale, transfer, and assignment thereof to Administrative Agent for the benefit of Participating Purchasers, enforceable against creditors of, and purchasers from, Sellers, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Each applicable Seller represents to Administrative Agent and Purchasers that the Purchase Price for each Purchased Receivable is the fair value of such Purchased Receivable plus the fair value of its servicing by such Seller.
4.5No Violation. This Agreement, and the consummation of the transactions contemplated by the Transaction Documents to which a Seller is a party, and the fulfillment of the terms thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) such Seller’s articles or certificate of incorporation or certificate of formation or by-laws or operating agreement, as applicable (ii) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of, or give rise to any obligation to provide, any Lien (other than a Lien of Administrative Agent for the benefit of Participating Purchasers created hereunder) upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state, or foreign regulatory body, administrative agency, or other governmental authority having jurisdiction over it or any of its properties.
4.6Proceedings. There is no action, suit, or proceeding pending, or to such Seller’s knowledge, threatened in writing, before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which such Seller is a party, or (b) seeking to prevent the sale of Receivables to Administrative Agent for the benefit of the Purchasers or the consummation of any of the other transactions contemplated by any Transaction Document to which such Seller is a party.
4.7Government Approvals. Except for the filing of the UCC financing statements, no authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for such Seller’s due execution, delivery, and performance of any Transaction Document to which it is a party.
4.8Financial Condition; Material Adverse Change. On the date hereof, each Seller is, and on the date of each transfer of a Receivable hereunder (both before and after giving effect to such transfer) shall be, Solvent. There has been no Material Adverse Change since December 31, 2024.
4.9Offices. On the date hereof, the offices where each Seller keeps all of its books, records. and documents evidencing the Receivables, the related Contracts and all other material agreements related to such Receivables (including the Records) are located at the address specified on the signature pages to this Agreement or at such other locations identified by such Seller to Administrative Agent after the date hereof.

4.10Accuracy of Information. No information at any time furnished in writing (including in electronic form) by any Seller to Administrative Agent or Purchasers for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby, including, without limitation, with respect to any Purchased Receivable, (i) is, or will be, inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to Administrative Agent in writing at or prior to such time) as of the date as of which such information is dated or certified, or (ii) contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make such information not materially misleading.
4.11Sanctions. Each Seller (i) is not a Sanctioned Target, (ii) is not owned or controlled by, or is or has not acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target, (iii) has instituted, maintains, and complies with policies, procedures, and controls reasonably designed to assure compliance with Sanctions, (iv) is in compliance with all Sanctions, and (v) to the best of each Seller’s knowledge, after due care and inquiry, is not under investigation for an alleged violation of Sanction(s) by a governmental authority that enforces Sanctions; provided that Sellers will notify Administrative Agent in writing not more than three (3) Business Days after becoming aware of any breach of this Section 4.11.
4.12Anti-Money Laundering; Anti-Corruption. Each Seller (a) has instituted, maintains, and is complying with policies, procedures, and controls reasonably designed to assure compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws, (b) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws, and (c) to the best of each Seller’s knowledge, after due care and inquiry, is not under investigation for any violation of Anti-Corruption Laws or Anti-Money Laundering Laws by a federal, state, or local governmental authority that enforces such laws.
4.13Investment Company. No Seller is an “investment company” as defined in, and subject to registration under, the Investment Company Act of 1940.
4.14Termination Event. No event has occurred and is continuing and no condition exists, or would result from any sale or assignment of any Purchased Receivable, that constitutes or would reasonably be expected to constitute, individually or in the aggregate, a Termination Event.
Section 5.Covenants.
5.1Affirmative Covenants.
(a)Compliance with Laws, Etc. Each Seller will comply in all material respects with all laws, rules, regulations, licenses, approvals, orders, and other permits applicable to it and duly observe in all material respects all requirements of any foreign, federal, state, or local governmental authority with jurisdiction over such Seller; provided that, with respect to any inconsistency between this Section 5.1(a) and Sections 4.11 and 4.12, Sections 4.11 and 4.12 shall control with respect to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(b)Preservation of Corporate Existence. Each Seller will preserve, renew, and keep in full force and effect its corporate, partnership, or limited liability company existence and rights and franchises and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts, and permits necessary to carry on its business as currently, or proposed to be, conducted.
(c)Keeping of Records and Books of Account. Each Seller will maintain accurate and complete books, records, accounts, and other information relating to the Receivables, including the Records and other Related Assets at the address set forth in Section 10.2 of this Agreement, or at such other locations identified by Sellers to Administrative Agent, and in conformity with GAAP and which, in the reasonable determination of Administrative Agent, are necessary or advisable in order to determine amounts owing and amounts paid in respect of Receivables and the status of the goods or services purchased which give rise to such Receivables. Each Seller will mark its Records (whether electronic or otherwise) which relate to the Receivables and related Contracts with an indication evidencing that the Purchased Receivables have been sold by such Seller to Administrative Agent for the benefit of Participating Purchasers and consistent with all Postings. In the event that any such electronic records are printed and distributed or shown to any person other than Sellers or Administrative Agent, such indication shall be included with such printed records.
(d)Accounting for Purchases. Sellers’ financial statements shall account for the transactions contemplated in this Agreement as a sale of the Purchased Receivables by Sellers to Administrative Agent for the benefit of Participating Purchasers, and shall account for and treat the transactions contemplated hereunder (including accounting and tax reporting) as a sale of the Purchased Receivables by Sellers to Administrative Agent for the benefit of Participating Purchasers.
(e)Ownership Interest of the Company. Sellers will take all action necessary in order for the Administrative Agent, for the benefit of Participating Purchasers, to establish and maintain a valid and perfected first priority ownership interest in all Purchased Receivables, free and clear of any Lien (other than a Lien in favor of Administrative Agent and inchoate tax liens), including the filing of all financing statements under the UCC or other similar instruments or documents necessary in appropriate jurisdictions (or any comparable law) to perfect Administrative Agent’s ownership interest, for the benefit of Participating Purchasers, in the Purchased Receivables.
(f)Receivables Review. Sellers will from time to time as reasonably requested by Administrative Agent, at reasonable times and upon reasonable prior notice, permit Administrative Agent or its designee, at Sellers’ expense, (i) to have access to each Seller’s premises during normal business hours and (ii) make available copies of each Seller’s books and records electronically to Administrative Agent, in each case, for the purposes of inspecting, verifying, and auditing each Seller’s books and records with respect to the Receivables (including the Records and other Related Assets) and discussing matters relating to the Receivables or each Seller’s financial condition or performance under any Transaction Document or performance by any Seller under any related Contract, in each case, with any of the officers or employees of any Seller having knowledge of such matters and to take copies of any of the Records directly relating to transactions subject to this Agreement and to review such originals thereof as Administrative Agent may request; provided, that, absent the occurrence and continuation of a Termination Event, Sellers shall not be responsible to reimburse Administrative Agent for more than one (1) such inspection or receivables review (excluding from such cap any such inspections or receivables reviews conducted prior to the Closing Date) in any consecutive twelve (12) month period; provided further, that, in the event of the occurrence and continuation of a Termination Event, Sellers shall be responsible to reimburse Administrative Agent for one (1) additional inspection or receivables review during such consecutive twelve (12) month period.
(g)[Reserved].
(h)Notice of Certain Events. Sellers shall provide to Administrative Agent written notice, promptly and in any event within five (5) Business Days following knowledge by or notice to any Seller, of (i) the existence of any Dispute asserted against a Purchased Receivable, (ii) any Purchased Receivable ceasing to be an Eligible Receivable, (iii) the occurrence of a Repurchase Event with respect to a Purchased Receivable, (iv) any event of default or any other event or circumstance that results in the acceleration of the maturity of any indebtedness under (x) the Credit Agreement or (y) any other indebtedness in a principal amount in excess of $200,000,000, (v) [reserved] or (vi) any Material Adverse Change, Termination Event or Insolvency Event with respect to an Account Debtor of a Purchased Receivable.
(i)Financial and other Reporting. Sellers will provide to Administrative Agent (in multiple copies, if requested by Administrative Agent) each of the reports, statements and other items set forth on Exhibit C to this Agreement as and when required pursuant to such Exhibit; provided that Sellers shall be deemed to have provided any such report, statement or other item to the extent the same is posted on Sellers’ website and on the EDGAR website maintained by the SEC.

(j)Use of Funds. Each Seller agrees, effective as of the date of this Agreement and continuing throughout the term of this Agreement, that it shall not use any portion of the Purchase Price for any Purchased Receivable in any manner that is prohibited by Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws, or that would cause Administrative Agent to be in violation of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.
(k)Further Assurances. Each Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that Administrative Agent may reasonably request, from time to time, in order to perfect, protect, or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable Administrative Agent, on behalf of Purchasers, to exercise or enforce the rights of Administrative Agent and Purchasers hereunder or under or in connection with the Purchased Receivables.
5.2Negative Covenants.
(a)No Amendments or Liens. Each Seller will not amend, extend, or terminate any Contract or other agreement or document from which any Purchased Receivable arises in any manner that would extend the payment or timing or materially and adversely affect the collectability of the Purchased Receivables generated thereunder or the compliance by a Seller of its obligations under any of the Transaction Documents. Each Seller will not at any time sell, assign (by operation of law or otherwise), or otherwise dispose of, or create or suffer to exist any Lien (other than a Lien in favor of Administrative Agent for the benefit of Participating Purchasers and inchoate tax liens) upon or with respect to, any of the Purchased Receivables, or assign any right to receive income in respect thereof, or grant any option with respect thereto. Each Seller will defend the right, title, and interest of Administrative Agent and Purchasers in any of the Purchased Receivables, against all claims of third parties claiming through or under such Seller, at the sole cost and expense of such Seller. Each Seller will not, without Administrative Agent’s prior written consent, grant any extension of the time for payment of, or reduce the amount of, any Purchased Receivables, or compromise, compound or settle the same, or release, in whole or in part, Account Debtor from payment thereof.
(b)Change in Name; Jurisdiction of Organization. Each Seller will not: (i) change its corporate or limited liability company status, (ii) change its name or type of organization or jurisdiction of organization, or (iii) change its principal place of business, chief executive office or the principal offices where it keeps its Records, unless: (A) Administrative Agent receives written notice from a Seller within ten (10) Business Days’ following such changes, which notice shall accurately set forth the new information; (B) if applicable, Administrative Agent receives a copy of the amendment to the certificate of incorporation or certificate of formation of a Seller providing for the name change certified by the Secretary of State of its jurisdiction of organization promptly after it is available, and (C) Administrative Agent shall be entitled to file such documents, supplements and amendments (including amendments to UCC financing statements) as it may reasonably deem necessary or advisable to maintain its first priority perfected security and ownership interest in the Purchased Receivables.
(c)Account Debtors. No Seller shall sell, assign, pledge, or otherwise transfer any Receivable owing by any Account Debtor to any Person other than Administrative Agent for the benefit of Participating Purchasers, or resulting from an inchoate tax lien.
(d)[Reserved].
(e)No Change in Business or Collection Policy. No Seller shall make any change in the character of its business as substantially conducted on the date hereof or in its collection policy, which change would, in either case, impair in any material respect the collectability of any Purchased Receivable or otherwise have a Material Adverse Change.

Section 6.Rights and Obligations in Respect of Receivables
6.1Rights of Administrative Agent.
(a)Authorization to Collect Receivables, Etc. Each Seller hereby acknowledges the right of Administrative Agent for the benefit of Participating Purchasers, as owners of the Purchased Receivables, and upon the occurrence and during the continuation of a Notification Event, authorizes Administrative Agent and, its designees to take any and all steps in such Seller’s name or on behalf of such Seller necessary or desirable, in such Person’s determination, to collect all amounts due under any and all Purchased Receivables, including endorsing such Seller’s name on checks and other instruments representing Collections and enforcing such Purchased Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment of such Purchased Receivables subject to such Notification Event.
(b)Rights of Administrative Agent in Purchased Receivables. As owner of the Purchased Receivables, Administrative Agent and Participating Purchasers shall have no obligation to account for, to replace, to substitute or to return any Purchased Receivables or Collections thereon to Sellers. Administrative Agent, for the benefit of Participating Purchasers, shall have the sole right to retain any gains or profits created by buying, selling or holding the Purchased Receivables and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding. Administrative Agent, for the benefit of Participating Purchasers, shall have the right to assign, transfer, deliver, hypothecate or otherwise deal with the Purchased Receivables and Collections thereon on whatever terms Administrative Agent, on behalf of Purchasers, shall determine, provided that, the Purchased Receivables may not be assigned, transferred, pledged or hypothecated to a Competitor, and provided, further, that such transfer, assignment, pledge or hypothecation of Purchased Receivables will not extend to the assignment or transfer of the Administrative Agent’s or Participating Purchasers’ rights under this Agreement, which shall be governed by Section 10 of this Agreement.
(c)Account Debtor Notices. Upon the occurrence of a Notification Event with respect to a Purchased Receivable (i) to the extent such Purchased Receivable is not paid in full within five (5) days following written notice by Administrative Agent to Seller of such Notification Event, and (ii) in the case of a Notification Event occurring by reason of a Material Adverse Change, to the extent such Purchased Receivable is not paid in full within five (5) days following the expiration of the consultation period in accordance with the definition of Notification Event hereunder, Administrative Agent may deliver, or cause the applicable Seller to deliver, a notice to the applicable Account Debtor, in form and substance reasonably satisfactory to Administrative Agent, of the sale and assignment to Administrative Agent of such Purchased Receivable and to remit all payments of such Purchased Receivable directly to or as directed by Administrative Agent.
6.2Collections; Responsibilities of Seller.
(a)[Reserved].
(b)Collection of Receivables. Each Seller covenants and agrees (i) to direct each Account Debtor to pay all amounts owing under such Purchased Receivables only to a Collection Account, (ii) without Administrative Agent’s prior written consent, not to change such payment instructions prior to the Final Collection Date, (iii) to take any and all other reasonable actions, including actions reasonably requested by Administrative Agent, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to such Collection Account or directly to Administrative Agent Payment Account, and (iv) to hold for the benefit of Participating Purchasers’ exclusive property and safeguard for the benefit of Participating Purchasers all Collections and other amounts remitted or paid to such Seller (or any of its Affiliates) in respect of Purchased Receivables for prompt deposit into Administrative Agent Payment Account for the benefit of Participating Purchasers.
(c)Reserved.

(d)Transfer of Collections to Administrative Agent.
(i)Each Seller, individually, covenants and agrees to identify and deposit in the Administrative Agent Payment Account all Collections and other amounts received by such Seller (or any of its respective Affiliates that are not party to this Agreement) with respect to Purchased Receivables (whether such amounts were received by such Seller directly or were deposited in a Collection Account or other account maintained by such Seller or otherwise) by no later than two (2) Business Days after such Collections are received. Until remitted to the Administrative Agent Payment Account, such Seller will hold such funds as Administrative Agent’s and Participating Purchasers’ exclusive property and safeguard such funds for the benefit of Administrative Agent and Participating Purchasers.
(ii)All amounts payable by a Seller to the Administrative Agent or any Purchaser pursuant to or in connection with any Transaction Document (other than Collections or other payments on Purchased Receivables) shall be paid in full and in Dollars, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 1:00 pm (New York City time) to the Administrative Agent Payment Account, or such other account as may be specified in writing by the Administrative Agent to Sellers by no later than three (3) Business Days before such payment is due. The Administrative Agent shall promptly distribute to each Participating Purchaser, at such address as such Participating Purchaser shall indicate in writing, such Participating Purchaser’s applicable Pro Rata Share of all such payments to the extent received by the Administrative Agent. All payments to be made under any Transaction Document or in respect of a Purchased Receivable shall be made in Dollars in immediately available funds. Any amounts or performance due on any other obligation under this Agreement that would fall due for payment or performance on a day other than a Business Day shall be payable or due on the succeeding Business Day and interest calculations, if any, shall be adjusted accordingly for such later payment.
(iii)If any Participating Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Purchased Receivable or other obligations hereunder resulting in such Participating Purchaser receiving payment of a proportion of the aggregate amount payable under any Purchased Receivable to such Participating Purchaser greater than its Pro Rata Share thereof as provided herein, then the Participating Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash) participations in the other Participating Purchasers’ Pro Rata Shares of the Purchased Receivable (not in excess of the applicable Purchase Price thereof), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Participating Purchasers ratably in accordance with the aggregate amount owing to them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Seller pursuant to and in accordance with the express terms hereof, or (B) any payment obtained by a Participating Purchaser as consideration for the assignment of or sale of a participation in any of its Purchased Receivables to any assignee or participant. The Seller consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Participating Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against the Seller rights of setoff and counterclaim with respect to such participation as fully as if such Participating Purchaser were a direct creditor of the Seller in the amount of such participation.
(e)No Changes to Purchased Receivables. (i) Sellers will not amend, modify or extend the payment terms under any Purchased Receivable, unless approved in writing in advance by Administrative Agent, and shall not otherwise waive or permit or agree to any material deviation from the terms or conditions of any Purchased Receivable and (ii) Sellers will not take, or cause to be taken, any action that otherwise reduces the amount payable of any Purchased Receivable or materially impairs the full and timely collection thereof.
(f)Reconciliation Report. Concurrently with each transfer of funds by any Seller to the Administrative Agent Payment Account, the Sellers shall provide to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, a full reconciliation of all Collections and adjustments (including repurchases thereof, indemnifications and setoffs with respect thereto, if any) with respect to each Purchased Receivable of an Account Debtor for which Collections were received. The Sellers shall submit each such reconciliation report to Administrative Agent via the Platform or, at Administrative Agent sole election, Sellers may deliver a written reconciliation report to Administrative Agent.
(g)Non-Payment Report. If a Purchased Receivable remains unpaid, in part or in full, thirty (30) or more days after its Due Date, the applicable Seller shall, at Administrative Agent’s request, report to Administrative Agent in a written report describing in reasonable detail the cause of such non-payment, including whether a Dispute or Insolvency Event exists with respect to the applicable Account Debtor.
(h)[Reserved].
(i)Administrative Agent as Attorney-in-Fact. Upon the occurrence and during the continuation of a Notification Event, each Seller hereby appoints Administrative Agent as the true and lawful attorney-in-fact of such Seller, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Administrative Agent in the name and on behalf of such Seller at any time upon the occurrence and during the continuation of a Notification Event, to take such actions, and execute and deliver such documents, as Administrative Agent deems necessary or advisable in connection with such Purchased Receivable, (i) to perfect the purchase and sale of such Purchased Receivable, including, without limitation, to send a notice of such purchase and sale to the applicable Account Debtor or (ii) to make collection of and otherwise realize the benefits of such Purchased Receivable. At any time upon the occurrence and during the continuation of a Notification Event, Administrative Agent, for the benefit of Participating Purchasers, shall have the right to bring suit, in Administrative Agent’s or in such Seller’s name, and generally have all other rights of an owner and holder of such Purchased Receivable, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on such Purchased Receivable and issue credits in its own name or the name of the Sellers. At any time upon the occurrence and during the continuation of a Notification Event, Administrative Agent, for the benefit of Participating Purchasers, may endorse or sign Administrative Agent’s or such Seller’s name on any checks or other instruments with respect to such Purchased Receivable. Administrative Agent and Purchasers shall not be liable for any actions taken by Administrative Agent in accordance with this Section unless such actions constitute the gross negligence, willful misconduct or a material breach of its obligations by Administrative Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. This power of attorney, being coupled with an interest, is irrevocable and shall not expire until the Final Collection Date.
(j)Licensed Property. Upon the occurrence and during the continuation of a Termination Event, to the extent that the Sellers do not own the computer software that Sellers use to account for such Purchased Receivable, Sellers shall use reasonable efforts to provide Administrative Agent with such licenses, sublicenses and/or assignments of contracts as Administrative Agent shall require with regard to all services and computer hardware or software used by Sellers in connection with the servicing of such Purchased Receivable.
(k)Settlement Payments. With respect to any Purchased Receivable, without duplication of any Deferred Payments previously made in accordance with Section 2.1(e), (i) in the event the Net Invoice Amount of such Purchased Receivable in the applicable True Up Report for such Purchased Receivable exceeds the Net Invoice Amount of such Purchased Receivable as reported by the applicable Seller to the applicable Purchaser on the applicable Purchase Date, the applicable Purchaser shall pay to the applicable Seller an amount equal to such excess less a discount calculated at the Discount

Rate or (ii) in the event the Net Invoice Amount of such Purchased Receivable as reported by the applicable Seller to the applicable Purchaser on the applicable Purchase Date exceeds the Net Invoice Amount of such Purchased Receivable in the applicable True Up Report for such Purchased Receivable, the applicable Seller shall pay to the applicable Purchaser an amount equal to any reduction in such Net Invoice Amount less a discount calculated at the Discount Rate (any such payment, a “Settlement Payment”). Any Settlement Payment made hereunder will be paid in full in cash (x) in the event of a Settlement Payment under Section 6.2(k)(i), by the applicable Purchaser to the applicable Seller immediately following receipt by such Purchaser of Collections in excess of the applicable percentage of the Net Invoice Amount of such Purchased Receivable or (y) in the event of a Settlement Payment under Section 6.2(k)(ii), by the applicable Seller to the applicable Purchaser at the end of the Maximum Invoice Term, after giving effect to any applicable Buffer Period.
6.3Further Action Evidencing Purchases.
(a)Additional Documents and Actions. From time to time, at their expense, Sellers will promptly execute and deliver all further instruments and documents, and take all further reasonable action that Administrative Agent may reasonably request in order to perfect, protect or more fully evidence Administrative Agent’s and Purchasers ownership of the Purchased Receivables, or to enable Administrative Agent or Purchasers to exercise or enforce any of its rights under any Transaction Document.
(b)Authorization to File Financing Statements. Each Seller authorizes Administrative Agent (or its designee) to file at any time and from time to time such initial financing statements and amendments with respect to the Purchased Receivables naming the applicable Seller as seller/debtor and Administrative Agent as buyer/secured party, as Administrative Agent may deem necessary or advisable.
6.4Application of Collections; Credit and Discounts. If a Seller is unable to identify any payment by an Account Debtor (by invoice amount or otherwise) as relating to a particular Purchased Receivable, if any such payment is misidentified or if Administrative Agent determines that the Seller’s reconciliation is otherwise incorrect or inaccurate, the relevant amounts shall be applied as a Collection of the Purchased Receivables of such Account Debtor in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables.
Section 7.Termination
7.1Rights to Terminate.
(a)Administrative Agent or Sellers may each terminate this Agreement at any time upon thirty (30) days’ written notice to the other party.
(b)In addition, Administrative Agent may terminate this Agreement immediately upon written notice to Sellers upon the occurrence of any of the following, each, a “Termination Event”:
(i)a Seller fails to transfer funds or pay any obligations to Administrative Agent when required or when due and payable and such failure remains unremedied for five (5) Business Days;
(ii)a Seller fails to perform any of the covenants contained in any of the Transaction Documents to which it is a party (other than failing to transfer funds or pay any obligations to Administrative Agent when required or when due and payable), and such failure shall continue for a period of thirty (30) days following the earlier of (i) the date an officer of any Seller has actual knowledge of such failure, and (ii) the date of receipt by Sellers of written notice from Administrative Agent of such failure;

(iii)any representation, warranty or other statement of fact made by a Seller to Administrative Agent or Purchasers in any Transaction Document shall when made or deemed made be false or misleading in any material respect;
(iv)(i) any general assignment of the assets of a Seller for the benefit of its creditors, (ii) any proceeding shall be instituted by or against a Seller under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Seller, seeking to adjudicate it as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or any proceeding is instituted seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for all or substantially all of its property), (iii) the commencement by a Seller of a voluntary case under any applicable insolvency law now or hereafter in effect, or the consent by such Seller to the entry of an order for relief in an involuntary case under any such law, or the consent by such Seller to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Seller or for any substantial part of its property, or the making by such Seller of any general assignment for the benefit of creditors; or
(v)the occurrence of a Change of Control; or
(vi)the occurrence and continuation of an Event of Default under and as defined in the Credit Agreement which has resulted in the acceleration of the obligaitons thereunder.
7.2Effect of Termination.
(a)In the event that Administrative Agent terminates this Agreement as a result of the occurrence of any Termination Event, all amounts then owing from Sellers and / or Purchasers hereunder shall be immediately due and payable, Administrative Agent may exercise any or all rights and remedies available to Administrative Agent under any of the Transaction Documents and at law or equity; provided, that, upon the occurrence of a Termination Event set forth in Section 7.1(iv) above with respect to any Seller: (a) this Agreement shall automatically and without notice or action terminate and (b) Administrative Agent and Purchasers shall have no obligation to pay the Purchase Price for any Receivables for which an Acceptance was delivered (but for which the Initial Payment of the Purchase Price had not yet been paid) prior to the commencement of such case or proceeding. Termination shall not affect any rights created or obligations incurred under this Agreement prior to termination.
(b)Notwithstanding the foregoing, this Agreement, including all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect until the Final Collection Date. Sellers’ obligations to indemnify Administrative Agent and Purchasers with respect to certain expenses, damages, losses, costs and liabilities shall survive until the later of (x) the Final Collection Date and (y) such time as all applicable statute of limitations periods with respect to actions that may be brought by Administrative Agent or Purchasers under the Transaction Documents have run. For the avoidance of doubt, the obligation to indemnify described herein will not extend to any losses solely arising from or incurred in connection with the occurrence of a Termination Event pursuant to Section 7.1(iv) above.

Section 8.Indemnification
8.1Indemnities by Sellers. Without limiting any other rights which Administrative Agent and Purchasers may have hereunder or under applicable law, each Seller, jointly and severally, hereby agrees to indemnify Administrative Agent, Purchasers and their respective affiliates and its and their respective assigns, successors, officers, directors, employees, representatives, attorneys and agents (each of the foregoing Persons being individually called an “Indemnified Party”) for, and hold the Indemnified Parties harmless from and against, in each case upon demand, any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or in connection with any Transaction Document, the transactions contemplated thereby, or the ownership, maintenance or funding, directly or indirectly, of the Purchased Receivables (or any of them) or otherwise arising out of or resulting from the actions or inactions of any Seller or any of their Affiliates, including as a result of the following:
(a)the transfer by any Seller of an interest in any Purchased Receivable to any Person other than Administrative Agent for the benefit of Participating Purchasers;
(b)any representation or warranty made by any Seller under or in connection with any Transaction Document, or any information or report delivered by any Seller which shall have been false, misleading or incorrect in any material respect when made or deemed made;
(c)the failure by any Seller to comply with any applicable law, rule or regulation with respect to any Purchased Receivable, or the nonconformity of any Purchased Receivable or related Contract with any such applicable law, rule or regulation;
(d)the failure to vest and maintain vested in Administrative Agent, for the benefit of Participating Purchasers, an ownership interest and a first-priority perfected security interest (within the meaning of the UCC) in the Purchased Receivables and the proceeds thereof, free and clear of any Lien (other than a Lien in favor of Administrative Agent and inchoate tax Liens), whether existing at the time of the purchase of such Receivables or at any time thereafter;
(e)the rendering of a judgment or order by court or arbitrator of competent jurisdiction against a Seller resulting from the failure by such Seller to furnish services with respect to a Purchased Receivable;
(f)[Reserved];
(g)[Reserved];
(h)any failure of any Seller to perform in any material respect its covenants, duties or obligations in accordance with the provisions of any Transaction Document;
(i)any suit, demand, claim or other dispute arising directly from any Seller’s failure to comply in any material respect with its obligations with respect to the use of the Platform;
(j)reserved;
(k)reserved;
(l)reserved;
(m)any civil penalty or fine assessed by any other governmental authority administering any Anti-Corruption Laws or Sanctions, and all reasonable costs and out-of-pocket expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party in connection with the Transaction Documents as a result of any action of any Seller or any of its Affiliates; and
(n)any failure by the Sellers to reimburse Administrative Agent or any Purchaser for any Receivables review in accordance with Section 5.1(f).
excluding, however, (i) Indemnified Amounts to the extent solely resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or a material breach of the Administrative Agent’s obligations under this Agreement, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction and (ii) any indemnification which has the effect of recourse to Seller for non-payment of the Receivables to the extent solely as a result of an Insolvency Event of an Account Debtor. If for any reason the indemnification provided above is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party to the maximum extent permitted under applicable law.
8.2Tax Indemnification.
(a)All payments payable pursuant to or in connection with any Transaction Document (including, but not limited to, payments on the Purchased Receivables from each Account Debtor) will be made free and clear of and without deduction for any present or future taxes, withholdings or other deductions whatsoever and any interest and penalties thereon, except to the extent required by applicable law. If any taxes are required by applicable law to be deducted or withheld from any such payment, then: (w) in the case where Sellers are required to deduct such taxes, (1) Sellers shall timely pay such taxes to the applicable taxing authority and (2) Sellers shall send the original or a certified copy of the receipt evidencing such tax payment, within thirty (30) days of the payment date, to and as directed by Administrative Agent; (x) in the case where an Account Debtor is required to deduct such taxes, Sellers shall immediately notify Administrative Agent upon becoming aware of such taxes having been deducted and shall use reasonable efforts to obtain from the Account Debtor a certified copy of the receipt or other document evidencing payment of such taxes and send such receipt or other document to Administrative Agent upon receipt; (y) in either case (w) or (x), Sellers shall pay additional amounts to Administrative Agent such that after the required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 8.2(a)), Administrative Agent, for the benefit of Participating Purchasers, shall receive an aggregate net sum equal to the sum it would have received had no deduction or withholding been made, save that no additional amount shall be payable pursuant to this Section 8.2(a) in respect of (i) taxes that are imposed upon Administrative Agent or any Purchaser with respect to its overall net income under the laws of the jurisdiction in which Administrative Agent or any such Purchaser is organized or in which Administrative Agent or any such Purchaser operates (other than solely by reason of having become a party to or received payments under this Agreement), (ii) taxes that result from Administrative Agent’s or any Purchaser’s failure to comply with subsection (c) and (iii) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to the transactions contemplated hereunder pursuant to a law in effect on the date on which such Purchaser acquires such interest, directly or indirectly, in the Purchased Receivables and (iv) any withholding taxes imposed under FATCA (such Taxes under (i) through (iv), “Excluded Taxes”).
(b)Sellers shall, jointly and severally, pay, and indemnify and hold Administrative Agent and each Purchaser harmless from and against, any taxes that may at any time be imposed on or paid by Administrative Agent, any Purchaser or any Affiliate of Administrative Agent or any Purchaser imposed solely with respect to the Purchased Receivables in respect of the transactions contemplated hereunder (including any sales, occupational, excise, value added, stamp, gross receipts, personal property, privilege or license taxes, or withholdings and any interest and penalties thereon, but not including Excluded Taxes) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by Sellers hereunder or otherwise; provided, that such taxes, withholdings or deductions do not result from Administrative Agent’s or any Purchaser’s failure to comply with subsection (c).
(c)Administrative Agent, on behalf of Purchaser, shall timely deliver to Sellers, to the extent it is legally entitled to do so, and in accordance with Administrative Agent’s internal policies and procedures, any certification, identification, information, declaration or other reporting document reasonably requested by Sellers and required by a statute, treaty or regulation of the relevant jurisdiction or any political subdivision thereof or any taxing authority therein as a precondition or requirement to the exemption from, or the reduction in the rate of, deduction or withholding of any taxes; provided that delivery of such certification, identification, declaration or document (other than IRS Form W-9 or W-8, as applicable) shall not be required if in Administrative Agent’s or any applicable Purchaser’s reasonable judgment the completion, execution or submission of such document would subject Administrative Agent or such Purchaser, as applicable, to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Administrative Agent or such Purchaser, as applicable.
8.3Limitation on Claims.
(a)No party to this Agreement shall assert, and each party hereby waives, any claim against any other party or any other Indemnified Party, on any theory of liability for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any of the Transaction Documents or any undertaking or transaction contemplated thereby.
(b)Administrative Agent and each Purchaser shall be entitled to rely upon and use information it believes in good faith it has received from Sellers or their Affiliates by Posting or otherwise without further investigation or confirmation.
(c)All amounts due under this Section 8 shall be payable within 10 Business Days of written demand. The indemnity set forth above shall survive the termination of this Agreement.
Section 9.Administrative Agent.
9.1Appointment and Authorization.
(a)Each Purchaser hereby irrevocably designates and appoints as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Participating Purchaser, the Pro Rata Share of each Purchased Receivable of such Participating Purchaser. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Participating Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Participating Purchaser or a Seller. Notwithstanding any provision hereof or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable Law.
(b)Except as otherwise specifically provided in this Agreement, the provisions of this Section 9.1 are solely for the benefit of the Administrative Agent and the Purchasers, and the Seller shall not have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 9.1, except that this Section 9.1 shall not affect any obligations which the Administrative Agent or the Purchasers may have to the Seller under the other provisions hereof.

(c)In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or any of its successors and assigns.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.2Exculpatory Provisions. None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (a) with the consent or at the direction of the Purchasers or (b) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, or (iii) any failure of the Seller or any of their Affiliates to perform any obligation. The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller or any of its Affiliates.
9.3Reliance by the Administrative Agent.
(a)The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Participants, and assurance of its indemnification, as it deems appropriate.
(b)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.
9.4Actions by Administrative Agent. The Administrative Agent shall take such actions, or refrain from taking such actions, under each of the Transaction Documents with respect to the rights and remedies of Purchasers, including with respect to any Purchased Receivable, in each case as may be directed by the Required Purchasers; provided, until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as Administrative Agent deems advisable and in the best interests of the Purchasers.
9.5Non-Reliance on the Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and the Purchased Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller or any of its Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
9.6Administrative Agent and Affiliates. Each of the Purchasers and the Administrative Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Sellers or any of their Affiliates and may exercise or refrain from exercising its rights and powers as if it were not the Administrative Agent. With respect to the purchase of the Receivables pursuant to this Agreement, the Administrative Agent, in its capacity as a Purchaser and a Participating Purchaser, shall have the same rights and powers under this Agreement as any other Purchaser and Participating Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Participating Purchaser” shall include the Administrative Agent in its capacity as a Purchaser and Participating Purchaser.
9.7Successor Administrative Agent. The Administrative Agent may, upon at least forty-five (45) days’ notice to the Seller and each Purchaser, resign as Administrative Agent. If the Person serving as Administrative Agent is subject to an Insolvency Event, the Purchasers (excluding the Purchaser that is also the Administrative Agent at such time, if applicable) may, to the extent permitted by applicable law, by notice in writing to the Sellers and such Person remove such Person as Administrative Agent. Any resignation or removal, as the case may be, shall not become effective until a successor agent is appointed by the Purchasers (excluding the Purchaser that is also the Administrative Agent at such time, if applicable), but with the consent of the Sellers (provided, such consent shall not be unreasonably withheld, delayed or conditioned), and has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring or removed, as applicable, Administrative Agent, and the retiring or removed, as applicable, the Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Transaction Documents. After any retiring or removed, as applicable, Administrative Agent’s resignation or removal, as applicable, hereunder, the provisions of Section 9 and this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
Section 10.Miscellaneous
10.1Amendments. Without limiting the provisions of Section 2.7, the provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Administrative Agent, each Purchaser and Sellers.
10.2Notices, Etc.
(a)To the extent required hereunder to be conducted through the Platform, communications with respect to the sale and purchase of Receivables and reconciliation of Collections shall be conducted through the Platform. All other communications or notices required under this Agreement shall be in writing (which includes an electronic writing), shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) when delivered, if sent by nationally recognized overnight courier service with instructions to deliver the next Business Day with signature required, or (iii) on the date received if before 5:00 p.m. Eastern time after being sent to the recipient by email, or, if after 5:00 p.m. Eastern time, the next Business Day.

If to Sellers:	Take-Two Interactive Software, Inc. 110 West 44th Street New York, NY 10036 Attention: General Counsel Telephone No. [***]
If to Administrative Agent for each Purchaser:	Wells Fargo Bank, N.A. Global Receivables and Trade Finance 301 South College Street, 5th Floor Charlotte, NC 28202 Attention: [***] Telephone No. [***] Email: [***]
(b)Unless otherwise Posted on the Platform, notices and other communications to Administrative Agent, Purchasers and Seller hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures agreed upon by Administrative Agent, Purchasers and Sellers.
(c)Communications with respect to the sale and purchase of Receivables and reconciliation of Collections pursuant to a Purchase Request shall be conducted via email communication, all in form and substance reasonably satisfactory to Administrative Agent, Purchasers and Sellers.
10.3Conducting Business Through the Platform. Administrative Agent, Purchasers and Sellers each (i) consent to the communication and delivery of Offers, Acceptances, and other Postings and communications through the Platform, even though such actions are by electronic means on the Platform, (ii) agree that such actions shall be valid and binding on the parties, as if such actions had been taken in writing, and (iii) hereby waive any claim or defense that any such Offers, Acceptances, and other Postings and communications through the Platform are not binding or enforceable or do not have their intended effect as a result of their being communicated electronically. Sellers hereby agree that Administrative Agent and Purchasers shall be entitled to rely on any Posting sent or purported to be sent by Sellers via the Platform as valid and binding on Sellers irrespective of any error or fraud contained therein or the identity of the individual who made the Posting, except to the extent that such error or fraud or use of the Platform by an unauthorized third party is a result of the gross negligence or willful misconduct of the Platform Manager.
10.4No Waiver; Cumulative Remedies. No failure or delay on the part of Administrative Agent, Purchasers or Sellers in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Administrative Agent, Purchasers or Sellers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Administrative Agent or Purchasers under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
10.5Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, Purchasers, Sellers and each of their respective successors and permitted assigns. No Seller may assign its rights hereunder or any interest herein without the prior written consent of Administrative Agent and each other Seller (such consent not be unreasonably withheld or delayed). Administrative Agent shall have the right (i) to sell or assign all or any part of, or any interest in, Administrative Agent’s obligations, rights and benefits hereunder to any Affiliate of

Administrative Agent and to any other Person that is not a Competitor, upon prior written consent from the Sellers (such consent not to be unreasonably withheld or delayed) and (ii) to grant participations in all or any part of, or any interest in, Administrative Agent’s obligations, rights and benefits hereunder to any Person that is not a Competitor, without the consent of or notice to Sellers. This Agreement shall create and constitute the continuing obligations of the parties in accordance with its terms, and shall remain in full force and effect until the date after the termination hereof on which Administrative Agent has received payment in full in cash for all Purchased Receivables, and Sellers have paid and performed all of their obligations hereunder in full. The rights and remedies with respect to any breach of any representation and warranty made by Sellers pursuant to Section 4, the reinstatement of certain obligations and associated indemnifications pursuant to Section 9.7 and the indemnification and payment provisions of Section 8 shall be continuing and shall survive any termination of this Agreement.
10.6Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT IN THE PURCHASED RECEIVABLES OR ANY COLLECTION ACCOUNT IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
(a)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
(b)CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(c)WAIVER OF IMMUNITIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
10.7Setoff and Reinstatement. Upon the occurrence and during the continuation of the Termination Event, all amounts due and payable from Sellers to Administrative Agent or Purchasers under the Transaction Documents shall be paid by the Sellers to Administrative Agent, or any such Purchaser, without adjustment, setoff or deduction of any kind or nature, provided, that, solely upon the occurrence and during the continuation of the Termination Event, Administrative Agent may, in its sole discretion, collect any amount due and payable from Sellers to Administrative Agent or Purchasers under the Transaction Documents, including any Collections received by Sellers from Purchased Receivables and any Repurchase Price, by setoff against any amount owing by Administrative Agent or Purchasers to Sellers hereunder, including any portion of the Purchase Price. If after receipt of any payment from or for the account of Sellers or in respect of any Purchased Receivable, Administrative Agent or any Purchaser is required to surrender or return such payment or proceeds to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by Administrative Agent or any such Purchaser, as applicable. This Section shall remain effective notwithstanding any contrary action which may be taken by Administrative Agent or and Purchaser in reliance upon such payment or proceeds. This Section shall survive the termination of this Agreement.
10.8Costs and Expenses. In addition to the obligations of Sellers under this Agreement, each Seller agrees to pay, on demand: (a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent, including attorneys’ fees and expenses, in connection with the preparation, negotiation, administration and enforcement against Sellers of the Transaction Documents, and any amendment, waiver or other modification of any of the foregoing; (b) all liabilities, loss, cost and expense suffered by the Administrative Agent with respect to or resulting from any delay in paying or omission to pay such costs, expenses and fees, except to the extent such delay or failure to pay results from the gross negligence, willful misconduct or bad faith of an Indemnified Party; and (c) all reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and expenses of settlement incurred by Administrative Agent or any of its Affiliates in enforcing any of its rights or remedies under, or with respect to, this Agreement or any other Transaction Document, or in collecting any amounts due from Sellers hereunder or under any other Transaction Document. If acceleration of the time for payment of any amount payable by Seller under the Transaction Documents is stayed upon the insolvency, bankruptcy or reorganization of any such Person, all such amounts otherwise subject to acceleration under the terms of the Transaction Documents shall nonetheless be payable hereunder in accordance with the terms hereof.
10.9Interest on Overdue Amounts; Calculation of Interest. All overdue amounts owed by Sellers to Administrative Agent and Purchasers pursuant to this Agreement shall, at the election of Administrative Agent, accrue interest at the Overdue Payment Rate from the date immediately succeeding the due date until the date on which payment thereof is made in accordance with the terms of this Agreement. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred and sixty (360) days.
10.10Electronic Execution; Execution in Counterparts. This Agreement and any notices delivered under this Agreement, may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Administrative Agent and each Purchaser reserve the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to Administrative Agent or any such Purchaser under this Agreement. This Agreement and any notices delivered under this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Agreement and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of this Agreement or notice.
10.11Confidentiality. Each party to this Agreement acknowledges that all information provided to it by the other parties in connection with the Platform and the Transaction Documents, including information as to the price offered by Administrative Agent, on behalf of Purchasers, for Receivables, is proprietary and confidential. Each party agrees to maintain the confidentiality of such information and not use it for any purpose other than in connection with its decision to sell or purchase Receivables, as described herein.

10.12Patriot Act. To help fight the funding of terrorism and money laundering activities, United States federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.
10.13Entire Agreement. This Agreement (including the Transaction Documents referred to herein) constitute the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.
10.1410.14 Additional Sellers. From time to time on or after the date hereof, Take-Two may designate one or more subsidiaries organized in any Applicable Jurisdiction as a “Seller” with respect to any Receivables under this Agreement; provided that such subsidiary designated after the date hereof shall not become a Seller hereunder unless and until each of the following conditions has occurred or is satisfied, as applicable:
(a)The Administrative Agent shall have received a beneficial ownership certification and all other documentations and information about such Additional Seller as has been reasonably requested in writing by the Administrative Agent to comply with requirements by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;
(b)Such Additional Seller shall be (i) organized in an Applicable Jurisdiction, (ii) generate Receivables in an Applicable Jurisdiction or (ii) receive Receivables generated by a subsidiary located in an Applicable Jurisdiction; and
(c)The Administrative Agent shall have received a duly authorized, executed and delivered counterpart signature page to an Additional Seller Joinder Agreement
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
ADMINISTRATIVE AGENT

WELLS FARGO BANK, N.A.
By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Authorized Signatory
PURCHASER

WELLS FARGO BANK, N.A.
By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Authorized Signatory
SELLERS
TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: SVP, General Counsel Americas and Corporate Secretary
ZYNGA INC.

By:	/s/ Matthew Breitman
Name: Matthew Breitman
Title: Vice President and Secretary